MEMORANDUM

                PETROLEUM EXPLORATION LICENCE NO. 63


1. This Licence granted on 23 May 1996 is hereby entered on the Petroleum Registry

2. A security in the sum of $15,000 has been pledged with respect to this licence.

3.   Interests in the licence are:

     Hemley Exploration Pty Ltd  100%


A.J. Andrejewskis
Chief Executive Officer
DEPARTMENT OF MINES AND ENERGY
Delegate of the Minister for Mines and Energy

23/5/96


                         PETROLEUM ACT 1940

PETROLEUM EXPLORATION LICENCE NO 63


I, ANDREW JOSEPH ANDREJEWSKIS, Chief Executive Officer, Department of Mines and Energy (CEO) in the State of South Australia pursuant to the provisions of the Petroleum Act, 1940 and all other enabling powers, for and on behalf of Stephen John Baker, Minister for Mines and Energy (Minister), pursuant to delegation dated 14 June 1995, (refer Government Gazette dated 15 June 1995 page 2845), HEREBY GRANT to HEMLEY EXPLORATION PTY LTD (ACN 073 039 059) of C/- Pannell Kerr Forster, 191 Flinders Street, Adelaide SA 5000 (hereinafter referred to as the Licensee) a Petroleum Exploration Licence in respect of the area set out below, to have effect for a period of five years and to expire oti,-22@ -Aa& 2001 but carrying the rights of renewal under the Petroleum Act 1940.

                         DESCRIPTION OF AREA

The land comprised in this licence is that part of the State of South Australia described in the Schedule hereto being:

a) land that now is or was formerly the subject of a grant of a freehold estate or of a perpetual Crown lease where such an estate or lease was first granted before 31 December 1993

(b) land which is or was formerly subject to a lease under the Pastoral Land Management and Conservation Act 1989 (or any preceding legislation in relation to leases for pastoral purposes) except that this licence does not authorize the undertaking of any act or activity on such land that would be inconsistent with the rights of Aborigines preserved or conferred by section 47 of that Act.

or

c) land (other than any reserve under the National Parks and Wildlife Act 1972) which has been, before 31 December 1993, reserved or dedicated for a public purpose and used before that date for that purpose in a manner wholly inconsistent with the continuing existence of common law native title rights.

                             CONDITIONS


1.   The Licensee shall at all times comply with:-

a) the provisions of the Petroleum Act, 1940 and of any regulations for the time being and from time to time in force under the Act; and

b) all directions given to it under the Act or the regulations for the time being and from time to time in force under that Act.
2.During  the ten-n of the licence, the Licensee shall carry  out  or cause  to  be  carried  out  exploratory  operations  on  the  area comprised in the licence in accordance with such work programmes as are approved by the Minister from time to time. These exploratory operations shall include but not necessary be limited to:-

a) in the first year of the term of the licence, Aerial Geological-Geomorphic mapping program, review all data available and the drilling of one stratigraphic well to a minimum depth of 1,800 metres at a total estimated cost of $645,000 (six hundred and forty five thousand dollars).

b) in the second year of the term of the licence, plan detailed seismic survey, record a minimum of 70kml of seismic and interpretation of seismic data and contour mapping at a total estimated cost of $340,000 (three hundred and forty thousand dollars).

c) in the third year of the term of the licence, evaluate the stratigraphic well data, prepare an environmental impact report prepare a drilling site by constructing an access road, the drilling of one exploration well and evaluation of results at a total estimated cost of $1,700,000 (one million, seven hundred thousand dollars).

d) in the fourth year of the term of the licence, plan a drilling program for drilling a second well, prepare an environmental impact report, prepare a drilling site by constructing an access road, the drilling of an exploration well to an anticipated depth of 2,500 metres at a total estimated cost of $1,770,000 (one million seven hundred and seventy thousand dollars).

e) in the fifth year of the term of the licence, review all data, prepare a study on the potential of the petroleum reservoir zones encountered and tested in both wells at a total estimated cost of $300,000 (three hundred thousand dollars).

3. Within sixty days after the end of each year (being the period of twelve calendar months ending on the anniversary of the date upon which this licence comes into force), the Licensee shall submit to the Minister a full and complete written statement of expenditure actually made or caused to be made by the Licensee during due year
  upon  approved  exploratory operations.         This  statement  of
  expenditures shall be accompanied by a written opinion on the veracity of the statement from an auditor whose qualifications and independence from the Licensee are acceptable to the Minister.

4. In the event that the Licensee during any year of the term of this licence (a year being the period of twelve calendar months ending on the anniversary of the date upon which the licence comes into force) fails to comply with the exploratory operations requirements of this licence, it is an express term of this licence that the Minister then may at his discretion either cancel this licence or authorize such variation to these requirements as the Minister thinks fit.

5. An application to drill a well within the area comprised in the licence shall include written proposals of the Licensee, in relation to the bringing under control of the well, in the event that effective control of the well is lost, and to the clean-up of oil spills, including financial proposals such as well control insurance, public liability insurance or other means to cover the costs involved in such operations.

6.Not  less  than thirty days before the commencement  of  each  year
  (being the period of twelve calendar months ending on the anniversary of the date upon which this licence comes into force), the Licensees must arrange to meet, in person, with the CEO or his representative to review the progress of the programme of exploration for the current licence year, and to present a proposal for the programme of exploration for the forthcoming year.

7. If at any time the work being carried out or intended to be carried out by, or at the cause of, the Licensee is in the opinion of the CEO not in accordance with the sound principles and practices of petroleum exploration, he may give the Licensee written directions as to the work carried out or intended to be carried out, and the Licensee shall comply with those directions.

8.     In   addition  to  the  reports  specified  in  the  Petroleum
  Regulations, 1989, the Licensee shall promptly prepare and submit to the CEO in a form acceptable to him, detailed reports on all exploratory operations done or caused to be done by or on behalf of the Licensee within and in relation to the licence area.

Signed by the Chief Executive Officer,

Department of Mines and Energy at Adelaide

this 23 day of May 1996

                                             Chief Executive Officer
                                      Department of Mines and Energy
                                        Delegate of the Minister for
                                                    Mines and Energy

Signed sealed and delivered
by the said LICENSEE at Adelaide

this 15th day of May 1996

The Common Seal of HEMLEY EXPLORATION PTY LTD was hereto affixed by


                PETROLEUM EXPLORATION LICENCE NO. 63

                            THE SCHEDULE

                         Description of Area

All that part of the State of South Australia, bounded as follows:

Commencing at a point being the intersection of latitude 27 00'S and longitude 134 IO'E, thence south to latitude 28 IO'S, west to longitude 133 3 I'E, south to latitude 28135'S, west to longitude 133'00'E, north to the southern boundary of the Pitjantjatjara Lands, thence generally northeasterly along the boundary of the said Lands to latitude 27 1 OO'S, and east to the point of commencement, all the within latitudes and longitudes being geodetic and expressed in terms of the Australian Geodetic Datum as defined on p. 4984 of Commonwealth Gazette number 84 dated October 6, 1966.

AREA: 10,930 square kilometres approximately.